Exhibit 99.1
COOPER TIRE & RUBBER COMPANY
NEWS RELEASE

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE October 18, 2005
Cooper Tire & Rubber Company Withdraws
Third Quarter Guidance
Findlay, Ohio, October 18, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today withdrew its guidance for expected earnings in the third quarter of 2005. The Company cited various market and company specific factors that changed materially from management’s assumptions at the time the guidance was issued on August 2, 2005. These factors included softer industry demand in the North American replacement tire market, which led to lower than anticipated sales; changes in raw material costs; higher shipping and transportation costs; and higher energy costs.
The Company will provide additional detail on its operations and the impact of these factors when third quarter results are finalized and reported to the public on November 8, 2005.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com